                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934


                          Homegate Hospitality, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
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                        (Title of Class of Securities)


                                  43740G 10 9
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                                 (CUSIP Number)


                        (Continued on following pages)
                               Page 1 of 4 Pages
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CUSIP NO. 43740G 10 9                   13G                          Page 2 of 4

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      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                JMI/Greystar Extended Stay Partners, L.P.
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      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)   [_]
                                                                       (b)   [X]
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      3         SEC USE ONLY

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      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER

  NUMBER OF           2,274,992
                ----------------------------------------------------------------
   SHARES          6  SHARED VOTING POWER
BENEFICIALLY          0
                ----------------------------------------------------------------
   OWNED BY        7  SOLE DISPOSITIVE POWER
     EACH             2,274,992
                ----------------------------------------------------------------
  REPORTING        8  SHARED DISPOSITIVE POWER
    PERSON            0
     WITH
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,274,992
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (10) EXCLUDES CERTAIN
                SHARES*
                                                                             [_]
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                21.21%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                PN
--------------------------------------------------------------------------------

CUSIP NO. 43740G 10 9                   13G                          Page 3 of 4


Item 1.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         111 Congress Avenue, Suite 2600
         Austin, Texas  78701

Item 2.

     (a) NAME OF PERSON FILING:

         JMI/Greystar Extended Stay Partners, L.P.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Greystar Holdings, Inc.
         Two Riverway, Suite 850
         Houston, Texas  77056

     (c) CITIZENSHIP:

         United States of America

     (d) TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 per value

     (e) CUSIP NUMBER:

         43740G 10 9

Item 3.  NOT APPLICABLE

Item 4.  OWNERSHIP:

     (a) Amount Beneficially Owned:  2,274,992

     (b) Percent of Class:  21.21%

     (c) Number of shares as to which such person has:

         (i)   sole power to direct the vote:  2,274,992
         (ii)  shared power to direct the vote:  0
         (iii) sole power to dispose or direct the disposition of:  2,274,992
         (iv)  shared power to dispose or direct the disposition of:  0

Item 5.  NOT APPLICABLE

Item 6.  NOT APPLICABLE

Item 7.  NOT APPLICABLE

Item 8.  NOT APPLICABLE

Item 9.  NOT APPLICABLE

Item 10. NOT APPLICABLE

CUSIP NO. 43740G 10 9                   13G                          Page 4 of 4


                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I set forth that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 1997

                                 JMI/GREYSTAR EXTENDED STAY PARTNERS, L.P.

                                 By:  Greystar Holdings, Inc., as general
                                       partner



                                 By: /s/ Robert A. Faith
                                    --------------------------------------------
                                    Name:  Robert A. Faith
                                    Title:  President